Exhibit 10.2

EMPLOYMENT AGREEMENT

(Joseph M. Redling)

This EMPLOYMENT AGREEMENT, dated August 6, 2007 (this “Agreement”), is between NutriSystem, Inc., a Delaware corporation (the “Company”), and Joseph M. Redling (the “Executive”).

The Company and the Executive, each intending to be legally bound by this Agreement, agree as follows:

1.	Employment

This Agreement is effective September 4, 2007 or such earlier date as may be mutually agreed upon by the parties (the “Effective Date”). The Executive shall be the President and Chief Operating Officer of the Company and shall perform duties consistent with this position as are assigned by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). The Executive shall be an executive officer of the Company and, as a material inducement for the Executive to enter into this Agreement, the Executive shall report solely and directly to Chairman and Chief Executive Officer Michael J. Hagan.

2.	Performance

The Executive shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement during normal business hours.

3.	Term

The initial term of employment under this Agreement (the “Initial Term”) begins on the Effective Date and ends on December 31, 2009. Thereafter, this Agreement renews automatically for one year renewal terms on terms no less favorable to the Executive than the terms then in effect (a “Renewal Term”) unless either the Executive or the Company gives the other party written notice of nonrenewal at least 3 months before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a one year Renewal Term upon a Change of Control (as defined below) beginning on the date immediately following the date of the Change of Control without regard to the period of time otherwise remaining in the Initial Term or Renewal Term then in effect. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the “Employment Term”). The Employment Term may be terminated early as provided in Sections 8 through 12 of this Agreement.

4.	Compensation

Compensation Generally. During the Employment Term, the Executive shall receive salary, bonuses and equity grants as set forth in this Section 4. In addition, the Executive shall be entitled to participate in any benefits, bonus or other compensation program established for officers of the Company generally, and, if he takes on increased responsibilities with the Company, shall be entitled to have all his compensation arrangements reviewed by the Board or the Compensation Committee. The Executive’s health, life and disability insurance coverage will commence on October 1, 2007.

Salary. The Executive’s annual salary (the “Salary”) is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $600,000 (the “Initial Salary”). The Initial Salary shall be in effect through the Initial Term, and thereafter the Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

Annual Bonus. The Executive shall be entitled to participate in an annual bonus program to be established by the Board or the Compensation Committee (the “Annual Bonus”). During the Initial Term, the Executive shall receive an Annual Bonus equal to no less than 100% of the Executive’s Salary, provided that the Annual Bonus for 2007 shall be prorated from the Effective Date through December 31, 2007; and provided, further, that the Annual Bonus is conditioned on the employment of the Executive with the Company through the date that Annual Bonus is paid. The Annual Bonus shall be paid at such time as bonuses are paid to the other officers of the Company, but no later than February 15th of the year that follows the fiscal year to which the Annual Bonus relates. After the Initial Term, the structure of the Annual Bonus program, as well as the goals for achieving the Annual Bonus, shall be at the discretion of the Board or the Compensation Committee; provided, however, that in no event will the Executive’s target Annual Bonus be less than 100% of Salary.

Signing Bonus. The Executive will be paid a guaranteed cash bonus of $500,000 within 10 business days following the Effective Date (the “Signing Bonus”), provided the Executive has commenced employment as an employee with the Company on the Effective Date.

Delayed Signing Bonus. The Executive will be paid a cash bonus of $500,000 on October 31, 2007 (the “Delayed Signing Bonus”), if the Executive is an employee of the Company on such date.

Initial Stock Grant. On the Effective Date, the Executive will receive a restricted stock grant (the “Initial Stock Grant”). The number of restricted shares to be granted in the Initial Stock Grant shall be the greater of (x) 80,000 shares, or (y) the number of shares equal to $5 million divided by the closing price per share of the Company’s common stock on the Effective Date. The Initial Stock Grant shall vest over four years from the Effective Date, with the first tranche of 25% vesting on the first anniversary of the Effective Date; provided that the Executive is employed by the Company on each such vesting date. The other terms and conditions of the Initial Stock Grant shall be set forth in the award agreement for the Initial Stock Grant (which shall be consistent with the terms of the Initial Stock Grant described in this Agreement).

Performance Stock Grant. The Executive will receive a grant of 50,000 shares of restricted stock (the “Performance Stock Grant”) on the Effective Date. The Performance Stock Grant shall vest based upon the achievement of performance goals for fiscal years 2008 and 2009, such goals to be established by the Compensation Committee of the Company prior to the Effective Date, and will have various levels of achievement established for each year that will correspond to various levels of vesting; and if the 2008 goals are not fully met, there will be an opportunity to vest in unvested shares allocated to 2008 upon the achievement of 2009 goals. The other terms and conditions of the Performance Stock Grant shall be set forth in the award agreement for the Performance Stock Grant (which shall be consistent with the terms of the Performance Stock Grant described in this Agreement).

5.	Change of Control

In the event a Change of Control occurs during the Employment Term, (1) on the date of the Change of Control, the Executive shall become 100% vested in the Initial Stock Grant and the Performance Stock Grant and (2) if the Executive is employed by the Company on the first anniversary of the Change of Control, then, within 30 days after such anniversary (and without regard to whether the Executive is employed by the Company after such anniversary), the Company shall pay to the Executive a lump sum retention cash payment in an amount equal to 30 months of the monthly Salary as in effect for the Executive on the first anniversary of the Change of Control.

The term “Change of Control” means the consummation of any of the following events:

(a) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions),

(b) dissolution or liquidation of the Company,

(c) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power), or

(d) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

In the event that it shall be determined that any payment or benefit hereunder will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code, then the Company shall pay to the Executive one or more additional cash payments in accordance with the provisions of Appendix A hereto.

6.	Temporary Housing

The Executive’s principal place of employment shall be at the Company’s headquarters in Horsham, Pennsylvania. Beginning on the Effective Date, the Company, at its cost, shall provide temporary furnished housing for the Executive on a month-to-month basis for 12 months. Thereafter, the Chief Executive Officer and the Executive shall review the temporary housing allowance and mutually determine, on a month-to-month basis, whether to continue it for a maximum period not to exceed the end of the Initial Term.

If the Executive relocates to the Horsham, Pennsylvania area at any time during the 2008 calendar year and while employed by the Company, then the Executive shall receive a relocation package in an amount of $60,000 (the “Relocation Amount”); provided, however, that this Relocation Amount is not subject to liquidation or exchange for another benefit from the Company if the Executive does not relocate to the Horsham, Pennsylvania area. The Executive will receive the Relocation Amount as follows: (1) the Company will reimburse the Executive for reimbursable Relocation Expenses upon the submission of written receipts for an amount up to the Relocation Amount as soon as administratively practicable, but no later than December 31, 2008, and to the extent such relocation reimbursement payments made by the Company are subject to applicable tax withholding, then the amount of any withholding taxes paid by the Company shall be counted toward the Relocation Amount, and (2) to the extent the total relocation reimbursements and withholding taxes thereon paid by the Company by December 31, 2008 are less than the Relocation Amount, then the difference between such total and the Relocation Amount will be paid out to the Executive, less applicable withholding taxes, on December 31, 2008. For this purpose, “Relocation Expenses” shall mean the following relocation expenses actually incurred by the Executive in the 2008 calendar year: real estate transaction costs, moving expenses and temporary travel while house hunting and relocation by the Executive.

7.	Confidential Information, Non-Competition and Non-Solicitation

The Executive agrees to execute and be covered by the terms of the Company’s standard Nondisclosure and Noncompete Agreement for Management Employees upon the commencement of employment with the Company.

8.	Death

If the Executive dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Executive, the Executive’s executors, administrators, heirs, assigns or any other person claiming under or through the Executive, except that (a) the Executive’s estate shall receive any unpaid Salary that has accrued through date of termination, (b) the Initial Stock Grant will be accelerated for an additional period of 6 months following the month in which the Executive dies that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the vesting schedule using a monthly basis instead of the scheduled vesting dates, (c) the Executive’s estate shall receive a prorated Annual Bonus (calculated as equal to 100% of Salary) through the date of Executive’s death, (d) if the date of death is prior to October 31, 2007, then the Executive’s estate shall receive the Delayed Signing Bonus, and (e) if the Executive dies in 2008 or 2009, the Executive’s estate shall be entitled to receive such portion of the Performance Stock Grant in which the Executive otherwise could have vested on December 31 of the year in which the Executive dies if the relevant performance goals for such calendar year had been obtained, without proration. Cash payments under this Section 8 shall be made by the Company within 60 days after the Executive’s death.

9.	Total Disability

If the Executive becomes “totally disabled,” then the Company may terminate the employment of the Executive to the extent permitted by applicable law, and then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Executive hereunder, except as follows: the Executive shall receive within 30 days following the date of the Executive’s termination, (a) any unpaid Salary that has accrued through the date of termination, (b) a lump sum equal to 12 months of Salary (less any amounts that would be paid to the Executive during the 12 months following the date the Executive is considered totally disabled pursuant to the then existing disability benefit plans of the Company), (c) a prorated Annual Bonus (calculated as equal to 100% of Salary), and (d) if the date of the Executive’s termination is prior to October 31, 2007, then the Delayed Signing Bonus. In addition, upon termination under this Section 9, the Initial Stock Grant and the Performance Stock Grant shall vest to the same extent as would apply in the event of the Executive’s death.

The term “totally disabled” means: (a) if the Executive is considered totally disabled under the Company’s group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

10.	Termination for Cause

The Company may terminate the Executive for “cause” immediately upon notice from the Company. If the Executive is terminated for “cause”, then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Executive, except that the Executive shall receive any unpaid Salary that has accrued through the date of termination.

The term “cause” means: (a) the Executive is convicted of a felony, or (b) in the reasonable determination of the Board, the Executive has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Executive’s duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Executive’s obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Executive and the Company, that the Executive shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Executive’s employment with the Company.

11.	Termination by the Executive

The Executive may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Executive terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Executive under this Agreement, except that the Executive shall receive any unpaid Salary that has accrued through the termination date. After the termination date, the Executive shall be required to adhere to the non-competition and non-solicitation agreement described in Section 7 of this Agreement. If the termination date is on or prior to December 31, 2008, then within 10 business days after the termination date the Executive shall repay to the Company the Delayed Signing Bonus.

The Executive also may terminate this Agreement for Good Reason, provided that the Executive gives the Company written notice of the Good Reason condition within 90 days from the initial existence of the Good Reason condition, and if the Company has not cured the Good Reason condition within 30 days following such notice from the Executive, then upon such a termination, the Executive will be treated in accordance with Section 12, as if the Executive’s employment had been terminated by the Company without cause. As used herein, “Good Reason” means: (i) a material diminution of the Executive’s authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of the Executive’s supervisor; (iii) a material change in the geographic location at which the Executive performs services for the Company, which for this purpose shall mean the Company requiring the Executive to relocate more than 50 miles from Horsham, Pennsylvania, after Executive has relocated to Horsham; and (iv) a material breach of Agreement by the Company.

12.	Termination without Cause or Non-Renewal by the Company

The Company may terminate the Executive’s employment without “cause” by giving the Executive written notice of termination one month in advance of the termination date. The Executive may waive this notice period and set an earlier termination date. If (1) the Executive is terminated without “cause,” or (2) the Executive is terminated as a result of the non-renewal of this Agreement by the Company at the end of the Initial Term or any Renewal Term in accordance with Section 3, or (3) the Executive terminates his employment for Good Reason in accordance with Section 11, then the Employment Term shall terminate and the Executive shall be entitled only to Salary to the date of termination and the following under this Agreement:

(1) within 30 days following the Executive’s termination date, but no sooner than the end of the revocation period for the release, the Company will pay to the Executive a lump sum severance payment (the “Severance Payment”) in the amount equal to the sum of (i) 12 months of the Salary then in effect; (ii) 12 months of the Annual Bonus (calculated as equal to 100% of Salary) then in effect, plus a pro rated Annual Bonus (calculated at 100% of Salary) from the first day of the calendar year in which the termination occurred through the date of termination, (iii) the value of the premium cost to the Company to continue the Executive on the Company’s group life and AD&D policy for the 12 month period following the Executive’s termination date; and (iv) if the Executive’s termination date is prior to October 31, 2007, the Delayed Signing Bonus, and

(2) the Executive’s group healthcare will be continued for 12 months, at the Executive’s normal contribution rates, and

(3) all unvested shares of the Initial Stock Grant shall become vested, and

(4) the entire Performance Stock Grant shall become vested, except to the extent that vesting opportunities pursuant to the Performance Stock Grant have passed and the Executive’s opportunity to earn the associated shares irrevocably has been lost, and

(5) the Executive and the Company will enter into a mutual general release, which shall be a condition to the receipt of the termination benefits under this Section.

13.	Governing Law/Jurisdiction

This Agreement is governed by Pennsylvania law. Any disputes, actions, claims or causes of action arising out of or in connection with the terms of this Agreement or the employment relationship between the Company and the Executive shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

14.	Entire Agreement; Amendments

This Agreement sets forth the entire understanding among the parties hereto, and shall supercede all prior employment, severance and change of control agreements and any related agreements that the Executive has with the Company or any subsidiary, or any predecessor company. This Agreement may not be modified or amended in any way except by a written amendment executed by the Executive and the Company.

15.	Withholding Taxes

Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required by federal, state or local law.

16.	No Assignment

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable in whole or in part by the Executive.

17.	Jury Trial Waiver.

The parties hereby agree that they shall and do waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by either of them, or in any manner whatsoever, which arises out of or is connected in any way with this Agreement or with the employment relationship established between them.

18.	Compliance with Section 409A of the Code.

The severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, if required by section 409A of the Code and if Executive is a “specified employee” of a publicly traded corporation under section 409A of the Code on the date of Executive’s termination of employment, payment of severance under this Agreement shall be delayed for a period of 6 months. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the 6 month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. The determination of “specified employees” shall be made by the Compensation Committee (or its delegate) in accordance with section 409A of the Code and the regulations issued thereunder.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

NUTRISYSTEM, INC.:

By:	/s/ Michael J. Hagan
Name:	Michael J. Hagan
Title:	Chairman and CEO

EXECUTIVE:

/s/ Joseph M. Redling
Name: Joseph M. Redling

APPENDIX A

EXCISE TAX

1. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment (including any of the Tax Gross-Up Payments as defined below) or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company (or any successor thereto or affiliate thereof) to or for the benefit of the Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with the Company (or any successor thereto or affiliate thereof) or otherwise (a “Total Payment”), will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code (the “Code”) or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), then the Company shall pay to the Executive one or more additional cash payments (the “Tax Gross-Up Payments”) in such amounts so that the net cash amount retained by the Executive, after deduction or payment of (A) the Excise Tax imposed on the Total Payments (including the Excise Tax imposed on the Tax Gross-Up Payments) and (B) all federal, state and local income and employment taxes imposed upon the Tax Gross-Up Payments, shall equal the Total Payment (it being understood that this is a circular definition that requires a reiterative calculation).

2. One or more determinations (each a “Tax Determination”) as to (A) whether any of the Total Payments will be subject to the Excise Tax, (B) the amount of the Excise Tax imposed thereon, and (C) the calculation of the related Tax Gross-Up Payment shall be made by the Company in consultation with such accounting and tax professionals as the Company considers necessary (with all costs related thereto paid by the Company). For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G of the Code) unless and to the extent that, in the written opinion of independent tax counsel selected (and paid for) by the Company and reasonably acceptable to the Executive (“Tax Counsel”), certain Payments do not constitute parachute payments, and (2) all “excess parachute payments” (within the meaning of section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that, in the written opinion of Tax Counsel (upon which the Executive may rely), such excess parachute payments are not subject to the Excise Tax. For purposes of determining the amount of any Tax Gross-Up Payment, the Executive shall be deemed to pay (x) federal income tax at the highest marginal rate in effect for the calendar year during which such Tax Gross-Up Payment is to be made, (y) FICA taxes at the highest rate applicable to wages in excess of the Social Security taxable wage base in effect for such calendar year, and (z) state and local income taxes at the highest marginal rates in effect for such calendar year in the state and local municipality of the Executive’s principal residence as of the date of termination or the date that any portion of the Total Payment becomes subject to the Excise Tax, net of the reduction in federal income tax attributable to the deduction of such state and local income taxes, and taking into account any limitation on deductions or credits or comparable negative impact for purposes of federal income tax as a result of the Total Payments made to the Executive during such calendar year.

3. An initial Tax Gross-Up Payment shall be made to the Executive on the date that any payment (which for this purpose includes the acceleration of vesting of any equity rights held by the Executive) is subject to the Excise Tax, and within ten (10) days after each date that any portion of any Total Payment becomes subject to the Excise Tax (each such date is referred to as a “Payment Date”) but in no event later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits the related taxes. If the amount of the Excise Tax cannot be fully determined by the Payment Date, the Company shall pay to the Executive by the Payment Date an estimate of such payment, determined by the Company reasonably and in good faith, and the Company shall pay to the Executive the remainder of such payment (if any) as soon as the amount thereof can be determined but in no event later than twenty (20) days after the Payment Date and in no event later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits the related taxes. Whenever any Tax Gross-Up Payment (or estimate thereof) is made to the Executive, the Company shall provide to the Executive the Company’s Tax Determination related to such payment, together with detailed supporting calculations and explanations and, if applicable, opinions of Tax Counsel. The Executive shall have the right to dispute any Tax Determination (a “Tax Dispute”) by so notifying the Company within fifteen (15) days after receiving such Tax Determination and the required supporting documentation. Each Tax Determination shall become final and binding upon the parties (A) if there is no Tax Dispute, at the end of such fifteen (15) day period, without change, or (B) if there is a Tax Dispute, upon final resolution of such Tax Dispute, with such changes as may result from such Tax Dispute. Other than the initial or an estimated Tax Gross-Up Payment as provided for above, any Tax Gross-Up Payment due from the Company to the Executive shall be paid within five (5) days after the related Tax Determination becomes final and binding, provided that, in the event of a Tax Dispute, any undisputed portion of the Tax Gross-Up Payment shall be paid within five (5) days after the Executive notifies the Company of the Tax Dispute.

4. The parties acknowledge that, as a result of potential uncertainties in the application of the provisions of the Code dealing with the Excise Tax, it is possible that Tax Gross-Up Payments should have been made by the Company but were not (an “Underpayment”) or that Tax Gross-Up Payments made by the Company should not have been made (an “Overpayment”). In either such event, the Company shall make a Tax Determination of the amount of the Underpayment or Overpayment that has occurred, and the Executive shall have the right to initiate a Tax Dispute related thereto. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of amended returns and claims for refunds), follow the Company’s reasonable instructions and otherwise reasonably cooperate with the Company to correct such Overpayment.

5. Notwithstanding anything to the contrary in this Appendix, in the event that the Total Payment may be structured or allocated in such a manner so as to minimize or eliminate the Excise Tax and, therefore, the Tax Gross-up Payments without reducing the value of the Total Payment that the Executive is entitled to receive, the Executive agrees to provide such assistance as is reasonably necessary so that the Company (or any successor thereto) can eliminate or reduce the Tax Gross-up Payments.